Exhibit 10.1

CONSULTING AGREEMENT

This agreement (the “Consulting Agreement”) is made effective as of March 1, 2006, between Corgenix Medical Corporation, (“Corgenix” or the “Company”) and Gordon E. Ens (“Mr. Ens”).

1.             Background. Corgenix desires to engage Mr. Ens as an independent contractor to serve as a consultant of the Company. This Consulting Agreement sets forth the terms and conditions for such services.

2.             Services.  Mr. Ens will be engaged as an independent contractor to provide certain consulting services to Corgenix on a part-time basis related to a group of products related to aspirin resistance testing (the “AspirinWorks Product Group”, as specified in Exhibit A, attached hereto), and in that capacity, will report directly to the President of the Company (the “Corgenix President”) or a person designated by the Corgenix President. The Corgenix President shall establish reasonable duties, responsibilities, goals, timelines and other requirements and expectations (collectively, the “Job Description”, attached hereto as Exhibit B) of the consultant position to be performed by Mr. Ens pursuant to this Consulting Agreement. Mr. Ens will devote sufficient time in his performance of these duties to meet the requirements of the Job Description. Mr. Ens’ duties will include work at Corgenix facilities in Westminster, Colorado,  by conference telephone call, or at other sites to be agreed to by both parties.

3.             Compensation.  During the term of this Agreement, Mr. Ens will receive the following compensation for services.

(a)          A monthly fee, paid monthly in arrears according to the following schedule

•                  March 2006 thru June 2006: $3,750 per month,

•                  July 2006 thru December 2006: $10,000 per month,

•                  January 2007 thru December 2007: $7,500 per month,

•                  January 2008 through the end of the Consulting Agreement: $7,500 per month.

(b)         Reimbursement for reasonable business expenses actually incurred in the performance of consulting services (including automobile, airfare, meals and lodging), such expenses to be approved by the Corgenix President or his designee in advance.

(c)          Options to purchase 25,000 shares of Corgenix at an exercise price of 110% of the fair market value per share on the date of  signing of this agreement.

(d)         Other compensation as determined by the Corgenix President.

4.             Independent Contractor.  In the performance of the consulting services, Mr. Ens shall be deemed to be an independent contractor (and not an employee or agent of Corgenix) for all purposes under any and all laws, whether existing or future, including without limitation Social Security laws, unemployment insurance laws, and withholding and other employment taxation laws.  Mr. Ens agrees to comply with applicable laws, rules, and regulations in respect to independent contractors, including without limitation, the payment of all taxes required.

5.             Prior Obligation or Restriction. Both parties warrant and agree that there is no obligation or restriction and neither will assume any obligation or restriction that would in any way interfere or be inconsistent with its duties and/or responsibilities under this Consulting Agreement.

6.             Confidential Information.  Mr. Ens shall not, at any time during or following the work on behalf of Corgenix, directly or indirectly distribute, use, or disclose to any person other than authorized officers or personnel of Corgenix, trade secret or confidential information relating to any activity of Corgenix (hereafter “Confidential Information”).  All notes, memoranda, or other writings made by Mr. Ens or which may come into Mr. Ens’ possession while working with Corgenix, or which relate in any way to or embody any Confidential Information concerning any activity of Corgenix marketing and business ideas, shall be the exclusive property of Corgenix and shall be kept on the Corgenix premises except when required elsewhere in connection with its activities.  Upon completion of Mr. Ens’ services, Mr. Ens will deliver to the Company all physical materials in his possession or within his control relating to any Confidential Information which belongs to Corgenix.  Mr. Ens shall execute all such documents of assignment or other documents as Corgenix may deem reasonably required to effect the provisions of this Paragraph 6.  The provisions of this Paragraph 6 shall survive the termination of this Consulting Agreement.

7.             Term.  The initial term of this Consulting Agreement shall commence on the date hereof and continue until December 31, 2007, after which it will automatically expire unless,

(a)                                  Certain revenue milestones have been met as specified on Exhibit C, attached hereto, or,

(b)                                 Extended by mutual consent of the Corgenix President and Mr. Ens.

8.             Miscellaneous.  This Consulting Agreement shall be governed by the laws of the state of Colorado.  If any term or provision of this Consulting Agreement is found by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.

	Corgenix Medical Corporation		Gordon E. Ens

By:		By:	/s/ Gordon E. Ens
	Douglass T. Simpson		Gordon E. Ens
President & CEO

Exhibit A

AspirinWorks Product Group

updated March 1, 2006

1.               Metabolites of Thromboxane ELISA kit

2.

Exhibit B

Job Description

Actively participate in all decisions, including technical development, marketing, sales and education pertaining to AspirinWorks and related products.

Pursue and oversee clinical studies with academic institutions, physicians,  reference laboratories and pharmaceutical companies.

Network with individuals and companies to identify additional AspirinWorks related opportunities.

Develop and present educational seminars and workshops.

Assist in training and supporting sales force.

Assist in training and supporting technical support staff.

Assist in preparation of sales and marketing materials including web site.

Provide assistance in other areas by mutual consent between Corgenix President  and Mr. Ens.

Exhibit C

Revenue Milestone for Term Extension

1.               If by 2007-12-31, cumulative revenues from the AspirinWorks Product Line generated by Corgenix exceed $ 2,420,224 the Consulting Agreement will be extended to 2009-01-01.

2.               If by 2008-07-01, cumulative revenues from the AspirinWorks Product Line generated by Corgenix exceed $ the Consulting Agreement will be extended to 2010-01-01.